Filed pursuant to Rule 424(b)(3)
Registration No. 333-238098

IMPORTANT NOTICE
Dynamic Short Short-Term Volatility Futures ETF (WEIX)
(the “Fund”)

Supplement dated March 31, 2022
to the Fund’s Prospectus and Disclosure Document

Dated April 28, 2021

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The Prospectus and Disclosure Document for the Fund are hereby revised to reflect that:

The Fund pays Dynamic Shares, LLC (the “Sponsor”) a management fee (the “Management Fee”), monthly in arrears based on the average daily net assets of the Fund (calculated by summing the month-end net assets of the Fund and dividing by the number of calendar days in the month). The Management Fee is paid in consideration of the Sponsor’s trading advisory services and the other services provided to the Fund that the Sponsor pays directly or indirectly.

Effective April 1, 2022, the Sponsor voluntarily has agreed to lower the rate of the Management Fee to 0.50% per annum of the average daily net assets of the Fund (the “Voluntary Waiver”).  The Voluntary Waiver will continue for a period of at least twelve (12) months from April 1st (the “Initial Waiver Period”); provided, however, that the Sponsor may elect to extend the Voluntary Waiver beyond the Initial Waiver Period in its sole discretion.  The Fund will provide at least thirty (30) days prior notice of the termination of the Voluntary Waiver.

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These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference